Exhibit 99.1

      Station Casinos Announces Record First Quarter Results and
                      Additional Expansion Plans

    LAS VEGAS--(BUSINESS WIRE)--April 27, 2005--Station Casinos, Inc. (NYSE:STN; "Station" or the "Company") today announced the results of its operations for the first quarter ended March 31, 2005.

    Highlights include:

    -- Same-store revenues from the Las Vegas operations increased 18% over the prior year's first quarter, marking the fifth consecutive quarter of double-digit same-store revenue growth on a year-over-year basis. Excluding Green Valley Ranch, the Major Las Vegas Operations increased 14% over the prior year's first quarter.

    -- Record first quarter EBITDA (1) of $120.9 million, an increase of 28% over the prior year's first quarter.

    -- Same-store EBITDA from the Las Vegas operations increased 34% over the prior year's first quarter. Excluding Green Valley Ranch, the Major Las Vegas Operations increased 30% over the prior year's first quarter.

    -- Adjusted for non-recurring items and development expense, diluted earnings per share of $0.70 compared to $0.51 in the prior year's first quarter, an increase of 37%.

    -- Same-store EBITDA margins for the Las Vegas operations increased to 42.9% from 37.9% in the prior year's first quarter.

    -- The Office of the Secretary of the Department of the Interior indicated its approval of the conveyance of approximately 145 acres of property located near Kalamazoo, Michigan into trust for the benefit of the Gun Lake Tribe, subject to the publication of notice and expiration of the 30-day waiting period required by law.

    --  The announcement of master-planned expansions at Santa Fe
        Station and Fiesta Henderson.

    Results of Operations

    The Company's net revenues for the first quarter ended March 31, 2005 were approximately $273.5 million, an increase of 14% compared to the prior year's first quarter. The Company reported EBITDA for the quarter of $120.9 million, an increase of 28% compared to the prior year's first quarter. For the first quarter, Adjusted Earnings (2) applicable to common stock were $48.4 million, or $0.70 per share, an increase of 37% over the prior year's $0.51 per share on a comparable basis. This marks the thirteenth consecutive quarter of year-over-year growth of Adjusted EBITDA, EBITDA margin and EPS.
    During the first quarter, the Company incurred preopening costs related to projects under development of $0.6 million, loss on the early retirement of debt of $0.7 million, $8.1 million to buyout various leases on property adjacent to the current Wild Wild West property and $2.6 million in costs to develop new gaming opportunities, primarily related to Native American gaming. Including these items, the Company reported net income of $40.6 million and diluted earnings applicable to common stock of $0.59 per share.
    The Company's earnings from its Green Valley Ranch Station joint venture for the first quarter were $12.2 million, which represents a combination of Station's management fee plus 50% of Green Valley Ranch Station's operating income. For the quarter, Green Valley Ranch Station generated EBITDA before management fees of $27.0 million, a 52% increase compared to the prior year's first quarter. These numbers include a full quarter of results from the $125 million expansion of that property, which opened in December 2004 and included approximately 300 new hotel rooms and 25,000 square feet of meeting and convention space.

    Las Vegas Market Results

    Same-store (Major Las Vegas Operations and Green Valley Ranch Station) net revenues for the quarter increased to $296.8 million, an 18% increase compared to the prior year's quarter, while EBITDA from those operations increased 34% to $127.3 million. "Our fifth consecutive quarter of double-digit same-store revenue growth is further evidence of why we believe that, on a risk adjusted basis, the Las Vegas local's market is the best gaming market in the country. The stable regulatory, political and tax environment in Nevada, the strong Las Vegas economy and positive supply/demand characteristics in this market are the drivers of our business model," said Lorenzo J. Fertitta, vice chairman and president.
    EBITDA and Adjusted Earnings are not generally accepted accounting principles ("GAAP") measurements and are presented solely as a supplemental disclosure because the Company believes that they are widely used measures of operating performance in the gaming industry and as a principal basis for valuation of gaming companies. EBITDA and Adjusted Earnings are further defined in footnotes 1 and 2, respectively.

    Gun Lake Tribe "Land into Trust" Update

    Pursuant to a Memorandum dated April 18, 2005, the Office of the Secretary of the United States Department of the Interior indicated its approval of the conveyance of approximately 145 acres of property located approximately 25 miles north of Kalamazoo, Michigan into trust for the benefit of the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians (the "Gun Lake Tribe"), subject to publication of notice and expiration of the 30-day waiting period required by law. "The Department of the Interior's action represents a significant step in the process and we look forward to working with the Gun Lake Tribe to bring this project to fruition," stated Fertitta. The Company owns a 50% interest in MPM Enterprises, LLC ("MPM"). MPM and the Gun Lake Tribe are parties to development and management agreements, pursuant to which MPM will assist the Gun Lake Tribe in developing and operating a gaming and entertainment project to be located on that property. The management agreement provides for a term of seven years and provides for a management fee of 30% of the project's net income. Pursuant to the terms of MPM's operating agreement, the Company's portion of that management fee, on an annual basis, is 50% of the first $24 million of management fees earned, 83% of the next $24 million of management fees earned and 93% of any management fees earned in excess of $48 million.

    Master-Planned Expansions at Santa Fe Station and Fiesta Henderson

    As previously announced, the Company will begin construction on the Phase II expansion of Red Rock Resort later this year. Today the Company announced the next two projects in the series of master-planned expansions and new properties expected to be developed in the Las Vegas local's market over the next several years. "Based on the extremely favorable supply/demand characteristics of the Las Vegas local's market, we have decided to accelerate both the development of master-planned expansions at our existing properties and the development of new properties. We believe that these high-return local development opportunities, combined with our Native American development opportunities, will provide us with a strong growth pipeline for years to come," said Fertitta.
    This series of projects includes the Phase III master-planned expansion of Santa Fe Station. This expansion project will include a 2,900-space parking garage, a 500-seat buffet, 400 additional slot machines, a remodel and expansion of the race and sports book, a 15,000 square-foot meeting and banquet facility and a new center bar. Construction of this project is expected to begin in August 2005 and be completed in September 2006. The estimated cost of this project is $120 million. "We believe the additional amenities will satisfy the increasing demand in the rapidly growing northwest portion of the Las Vegas Valley," said Fertitta.
    This series of projects also includes the Phase II master-planned expansion of Fiesta Henderson. This expansion project will include a 1,500-space parking garage, 350 additional slot machines, a remodeled and expanded race and sports book and a 12-screen movie theater complex. Construction of this project is expected to begin in July 2005 and be completed by June 2006. The estimated cost of this project is $70 million. "This portion of Henderson is also growing very quickly and this expansion will allow us to meet the market demand," stated Fertitta.

    Balance Sheet Items and Capital Expenditures

    Long-term debt was $1.41 billion as of March 31, 2005. Total capital expenditures totaled $147.3 million for the first quarter. Expansion and project capital expenditures included $54.4 million for Red Rock Resort, $5.5 million for the Phase II master-planned expansion of Santa Fe Station, $39.1 million for the purchase of land adjacent to the current Wild Wild West property, $15.1 million for the purchase of 96 acres of gaming-entitled property in Reno, Nevada and $8.7 million for the bowling center expansion at Sunset Station. As of March 31, 2005, the Company's debt to cash flow ratio as defined in its bank credit facility was 3.5 to 1.

    Fiscal 2005 and 2006 Guidance

    The Company expects EBITDA of approximately $113 million to $117 million for the second quarter of 2005 (excluding development expense and other non-recurring items). This would result in earnings per share ("EPS") of $0.61 to $0.65 for the second quarter, assuming 69.5 million fully diluted shares. This guidance assumes revenue growth for the second quarter of 9% to 12% over the prior year's quarter in Las Vegas (excluding Green Valley Ranch Station) with an effective tax rate of 36.5%.
    For the remainder of 2005, the Company expects EBITDA of approximately $101 million to $105 million for the third quarter and $113 million to $117 million for the fourth quarter, excluding development expense and other non-recurring items. The guidance for the third and fourth quarters assumes approximately $5 million of construction disruption in each of those quarters relating to the Santa Fe Station and Fiesta Henderson master-planned expansions. This would result in EPS of $0.50 to $0.54 for the third quarter and $0.61 to $0.65 for the fourth quarter. As a result, the Company now expects EBITDA for 2005 of approximately $448 million to $460 million (excluding development expense and non-recurring items) and Adjusted Earnings applicable to common stock of approximately $2.43 to $2.55, assuming 69.5 million fully diluted shares. This guidance assumes revenue growth for 2005 of 7% to 11% over the prior year in Las Vegas (excluding Green Valley Ranch Station) with an effective tax rate of 36.5%.
    In addition, the Company is updating its fiscal 2006 guidance. For fiscal 2006, the Company now expects EBITDA of approximately $530 million to $550 million, assuming approximately $6 million of construction disruption relating to the Santa Fe Station and Fiesta Henderson master-planned expansions, which would result in EPS of $2.67 to $2.86. This guidance assumes 3% to 5% revenue growth at the existing properties, the opening of Phase I of Red Rock Resort at the end of the first quarter of 2006, the completion of the Fiesta Henderson expansion by the end of the second quarter of 2006 and the completion of the Santa Fe Station expansion by the end of the third quarter of 2006. This guidance also assumes an effective tax rate of 36.5% and 70 million diluted shares outstanding.

    Conference Call Information

    The Company will host a conference call today, Wednesday, April 27, at 9:00 a.m. (Pacific Time) to discuss its first quarter 2005 financial results and provide guidance for the remainder of 2005 and 2006. Interested participants may access the call by dialing the conference operator at (800) 728-2149. A live audio webcast of the call, as well as supplemental tables and charts, will also be available at the Company's website, www.stationcasinos.com (3). A replay of the call will be available from 11:00 a.m. (PT) on April 27, 2005, until 11:00 a.m. (PT) on May 4, 2005 at (800) 633-8284. The reservation number is 21243091.

    Company Information and Forward Looking Statements

    Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station's properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino, Fiesta Henderson Casino Hotel, Magic Star Casino and Gold Rush Casino in Henderson, Nevada. Station also owns a 50% interest in both Barley's Casino & Brewing Company and Green Valley Ranch Station Casino in Henderson, Nevada and a 6.7% interest in the Palms Casino Resort in Las Vegas, Nevada. In addition, Station manages the Thunder Valley Casino near Sacramento, California on behalf of the United Auburn Indian Community.
    This press release contains certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, acquisitions and expansion projects of the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to, financial market risks, the ability to maintain existing management, integration of acquisitions, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and its Registration Statement on Form S-4 File No. 333-113986. All forward-looking statements are based on the Company's current expectations and projections about future events. All forward-looking statements speak only as of the date hereof and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional financial information, including presentations from recent investor conferences, is available in the "Investors" section of the Company's website at www.stationcasinos.com (3).
    Construction projects such as Red Rock Resort and the master-planned expansions of Santa Fe Station and Fiesta Henderson entail significant risks, including shortages of materials or skilled labor, unforeseen regulatory problems, work stoppages, weather interference, floods and unanticipated cost increases. The anticipated costs and construction periods are based on budgets, conceptual design documents and construction schedule estimates. There can be no assurance that the budgeted costs or construction period will be met.
    Development of the proposed gaming and entertainment project with the Gun Lake Tribe and the operation of Class III gaming at that project are subject to certain governmental and regulatory approvals, including, but not limited to, the governor of the State of Michigan signing the Gun Lake Tribe's state gaming compact, the Department of the Interior completing the process of taking land into trust for the benefit of the Gun Lake Tribe and approval of the management agreement by the National Indian Gaming Commission. No assurances can be given as to when, or if, these governmental and regulatory approvals will be received.
    (1) EBITDA consists of net income (loss) plus income tax provision (benefit), interest and other expense, loss on early retirement of debt, preopening expenses, lease buyouts, depreciation, amortization and development expense. EBITDA is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies. The Company believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of the Company. Together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and incur capital expenditures. To evaluate EBITDA and the trends it depicts, the components should be considered. The impact of income tax provision (benefit), interest and other expense, loss on early retirement of debt, preopening expenses, lease buyouts, depreciation, amortization and development expense, each of which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's operating performance, cannot be determined from EBITDA. Further, EBITDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles ("GAAP") and does not necessarily indicate cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income, as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to such measures may calculate EBITDA or such adjustments in the same manner as the Company, and therefore, the Company's measure of EBITDA may not be comparable to similarly titled measures used by other gaming companies. A reconciliation of EBITDA to net income (loss) is included in the financial schedules accompanying this release.
    (2) Adjusted Earnings excludes development expense, preopening expenses, lease buyouts and loss on early retirement of debt. Adjusted Earnings is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies, as this measure is considered by the Company to be a better measure on which to base expectations of future results than GAAP net income. A reconciliation of Adjusted Earnings and EPS to GAAP net income (loss) and EPS is included in the financial schedules accompanying this release.
    (3) The hyperlink to the Company's URL is included herein solely for the convenience of investors in accessing the audio webcast of the first quarter conference call. All other references herein to the Company's URL are inactive textual references. None of the information contained on the Company's website shall be deemed incorporated by reference or otherwise included herein.


                        Station Casinos, Inc.
                Condensed Consolidated Balance Sheets
                        (amounts in thousands)
                             (unaudited)

                                              March 31,   December 31,
                                                2005          2004
                                             -----------  ------------

Assets:
  Cash and cash equivalents                 $    56,237   $    68,417
  Receivables, net                               20,354        21,452
  Other current assets                           30,180        29,652
                                             -----------  ------------
    Total current assets                        106,771       119,521
  Property and equipment, net                 1,470,234     1,367,957
  Other long-term assets                        591,805       558,106
                                             -----------  ------------
    Total assets                            $ 2,168,810   $ 2,045,584
                                             ===========  ============


Liabilities and stockholders' equity:
  Current portion of long-term debt         $        24   $    16,917
  Other current liabilities                     152,071       159,099
                                             -----------  ------------
    Total current liabilities                   152,095       176,016
  Revolving credit facility                     135,000        51,500
  Senior and senior subordinated notes        1,265,734     1,265,686
  Other debt                                      6,030         6,037
  Interest rate swaps, mark-to-market            (7,407)       (1,927)
  Other long-term liabilities                    79,981        59,351
                                             -----------  ------------
    Total liabilities                         1,631,433     1,556,663
  Stockholders' equity                          537,377       488,921
                                             -----------  ------------
    Total liabilities and stockholders'
     equity                                 $ 2,168,810   $ 2,045,584
                                             ===========  ============


                        Station Casinos, Inc.
            Condensed Consolidated Statements of Operations
             (amounts in thousands, except per share data)
                            (unaudited)

                                                 Three Months Ended
                                                      March 31,
                                               -----------------------
                                                  2005         2004
                                               ----------   ----------
Operating revenues:
  Casino                                       $ 204,013    $ 175,494
  Food and beverage                               36,837       34,369
  Room                                            16,381       14,913
  Other                                           11,183       10,059
  Management fees                                 23,276       20,970
                                               ----------   ----------
    Gross revenues                               291,690      255,805
  Promotional allowances                         (18,230)     (16,840)
                                               ----------   ----------
    Net revenues                                 273,460      238,965
                                               ----------   ----------

Operating costs and expenses:
  Casino                                          70,728       66,540
  Food and beverage                               25,242       23,780
  Room                                             5,202        4,991
  Other                                            3,930        3,889
  Selling, general and administrative             43,939       41,189
  Corporate expense                               14,192       11,473
  Development expense                              2,611        4,002
  Depreciation and amortization                   24,353       19,450
  Lease buyouts                                    8,094            -
  Preopening expenses                                617            -
                                               ----------   ----------
                                                 198,908      175,314
                                               ----------   ----------

Operating income                                  74,552       63,651
  Earnings from joint ventures                    10,690        7,031
                                               ----------   ----------
Operating income and earnings from joint
 ventures                                         85,242       70,682
                                               ----------   ----------

Other income (expense):
  Interest expense, net                          (18,966)     (22,449)
  Interest and other expense from joint
   ventures                                       (1,684)      (1,386)
  Loss on early retirement of debt                  (678)     (93,265)
  Other                                               87          (79)
                                               ----------   ----------
                                                 (21,241)    (117,179)
                                               ----------   ----------

Income (loss) before income taxes                 64,001      (46,497)
  Income tax (provision) benefit                 (23,361)      16,739
                                               ----------   ----------
Net income (loss)                               $ 40,640    $ (29,758)
                                               ==========   ==========

Basic and diluted earnings (loss) per common
 share:
  Net income (loss)
    Basic                                       $   0.60    $   (0.48)
    Diluted                                     $   0.59    $   (0.48)

Weighted average common shares outstanding
    Basic                                         67,435       62,268
    Diluted                                       69,140       62,268

Dividends paid per common share                 $  0.210    $   0.125


                        Station Casinos, Inc.
                      Summary Information and
            Reconciliation of Net Income (Loss) to EBITDA
      (amounts in thousands, except occupancy percentage and ADR)
                            (unaudited)

                                                 Three Months Ended
                                                      March 31,
                                               -----------------------
                                                 2005          2004
                                               ---------     ---------
  Major Las Vegas Operations (a):
  -------------------------------
  Net revenues                                $ 239,362     $ 210,597

  Net income                                  $  40,506     $  28,229
    Income tax provision                         23,789        16,226
    Interest and other expense, net              13,085        14,397
    Depreciation and amortization                22,813        18,459
    Preopening expenses                              94             -
                                               ---------     ---------
  EBITDA                                      $ 100,287      $ 77,311
                                               =========     =========

  Green Valley Ranch Station (50% owned):
  ---------------------------------------
  Net revenues                                $  57,408     $  39,891

  Net income                                  $  15,740     $   9,444
    Interest and other expense, net               6,049         4,139
    Depreciation and amortization                 5,215         4,131
                                               ---------     ---------
  EBITDA                                      $  27,004     $  17,714
                                               =========     =========

  Same-Store Operations (b):
  --------------------------
  Net revenues                                $ 296,770     $ 250,488

  Net income                                  $  56,246     $  37,673
    Income tax provision                         23,789        16,226
    Interest and other expense, net              19,134        18,536
    Depreciation and amortization                28,028        22,590
    Preopening expenses                              94             -
                                               ---------     ---------
  EBITDA                                      $ 127,291     $  95,025
                                               =========     =========

  Total Station Casinos, Inc. (c):
  --------------------------------
  Net income (loss)                           $  40,640     $ (29,758)
    Income tax provision (benefit)               23,361       (16,739)
    Interest and other expense, net              20,563        23,914
    Depreciation and amortization                24,353        19,450
    Lease buyouts                                 8,094             -
    Development expense                           2,611         4,002
    Preopening expenses                             617             -
    Loss on early retirement of debt                678        93,265
                                               ---------     ---------
  EBITDA                                      $ 120,917     $  94,134
                                               =========     =========

  Occupancy percentage                               97%           96%
  ADR                                         $      65     $      59

(a) The Major Las Vegas Operations include the wholly owned properties of Palace Station, Boulder Station, Texas Station, Sunset Station, Santa Fe Station, Fiesta Rancho and Fiesta Henderson.

(b) Same-Store Operations include the Major Las Vegas Operations plus the total operations of Green Valley Ranch Station.

(c) Total Station Casinos, Inc. includes the Major Las Vegas
    Operations, Wild Wild West, Wildfire, Magic Star (since August 2,
    2004), Gold Rush (since August 2, 2004), the Company's earnings from joint ventures, management fees and Corporate expense.


                        Station Casinos, Inc.
           Reconciliation of GAAP Net Income (Loss) and EPS
                    to Adjusted Earnings and EPS
            (amounts in thousands, except per share data)
                             (unaudited)

                                                  Three Months Ended
                                                       March 31,
                                                ----------------------
                                                  2005         2004
                                                ---------    ---------

Adjusted Earnings
Net income (loss)                               $ 40,640    $ (29,758)
  Development expense, net                         1,697        2,601
  Loss on early retirement of debt, net              441       60,622
  Lease buyouts, net                               5,261            -
  Preopening expenses, net                           401            -
                                                ---------    ---------
Adjusted Earnings                               $ 48,440     $ 33,465
                                                =========    =========

Adjusted basic earnings (loss) per common
 share:
Net income (loss)                               $   0.60     $  (0.48)
  Development expense, net                          0.02         0.04
  Loss on early retirement of debt, net             0.01         0.98
  Lease buyouts, net                                0.08            -
  Preopening expenses, net                          0.01            -
                                                ---------    ---------
Adjusted basic earnings per common share        $   0.72     $   0.54
                                                =========    =========

Weighted average common shares outstanding -
 basic                                            67,435       62,268


Adjusted diluted earnings (loss) per common
 share:
Net income (loss)                               $   0.59     $  (0.48)
  Effect of dilution for positive adjusted
   earnings                                            -         0.03
  Development expense, net                          0.02         0.04
  Loss on early retirement of debt, net             0.01         0.92
  Lease buyouts, net                                0.07            -
  Preopening expenses, net                          0.01            -
                                                ---------    ---------
Adjusted diluted earnings per common share      $   0.70     $   0.51
                                                =========    =========

Weighted average common shares outstanding -
 diluted                                          69,140       65,531

    CONTACT: Station Casinos, Inc., Las Vegas
             Glenn C. Christenson, 800-544-2411 or 702-367-2484
             Executive Vice President/Chief Financial Officer/ Chief Administrative Officer
                     or
             Thomas M. Friel, 800-544-2411 or 702-221-6793
             Vice President of Finance/Controller
                     or
             Lesley A. Pittman, 800-544-2411 or 702-367-2437
             Vice President of Corporate and Government Relations